Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Amendment No. 2 to Form S-1 No. 333-212503) of LSB Industries, Inc. for the registration of 4,069,324 shares of its common stock and to the incorporation by reference therein of our report dated February 29, 2016, except for Note 2 pertaining to discontinued operations, as to which the date is August 26, 2016, with respect to the consolidated financial statements and schedule of LSB Industries, Inc. included in its Current Report on Form 8-K dated August 26, 2016, and our report dated February 29, 2016, with respect to the effectiveness of internal control over financial reporting of LSB Industries, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2015, both filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Oklahoma City, Oklahoma

October 11, 2016